Exhibit 99.1

FDA APPROVES ERBITUX® (CETUXIMAB) FOR TREATMENT OF

HEAD AND NECK CANCER

— First and Only Approved Monoclonal Antibody for

Squamous Cell Carcinoma of the Head and Neck —

New York, NY & Princeton, NJ — March 1, 2006 — ImClone Systems Incorporated (NASDAQ: IMCL) and Bristol-Myers Squibb Company (NYSE: BMY) announced today that the U.S. Food and Drug Administration (FDA) has approved ERBITUX® (Cetuximab), an IgG1 monoclonal antibody, for use in the treatment of squamous cell carcinoma of the head and neck.  Designed to inhibit the function of the epidermal growth factor receptor (EGFR) — a molecular structure linked to tumor growth — ERBITUX is the first and only monoclonal antibody to be approved for the treatment of head and neck cancer.

With this approval, ERBITUX is now indicated for use in combination with radiation therapy for the treatment of locally or regionally advanced squamous cell carcinoma of the head and neck (SCCHN) and as a single agent in recurrent or metastatic SCCHN where prior platinum-based chemotherapy has failed.  These indications are based on a Phase III study — one of the largest studies ever conducted in head and neck cancer patients — that demonstrated a survival and locoregional control advantage when ERBITUX was added to radiation therapy, and a Phase II study, where ERBITUX therapy alone reduced tumor size.

“This is an important milestone as ERBITUX is the first FDA approved therapy for head and neck cancer patients in more than 30 years,” said Kie-Kian Ang, M.D., Ph.D., Professor, Radiation Oncology, Deputy Chair, Radiation Oncology, Deputy Division Head, Radiation Oncology, The University of Texas M. D. Anderson Cancer Center, Houston, Texas. “For patients with locally or regionally advanced disease, ERBITUX in combination with radiation therapy has demonstrated a clinically significant improvement in survival and locoregional control.”

In a pivotal, international, randomized Phase III trial of 424 patients with locally or regionally advanced squamous cell carcinoma of the oropharynx, hypopharynx or larynx with no prior therapy, the addition of ERBITUX to radiation  (n=211) when compared to radiation alone (n=213) resulted in a 9.5-month improvement in median duration of locoregional control [24.4 months versus 14.9 months, p = 0.005, hazard ratio, 0.68, 95% Confidence Interval (0.52-0.89)].  ERBITUX was dosed weekly, starting one week before radiation and for the duration of radiation therapy.  The median number of ERBITUX doses administered in the clinical study was eight (1-11 infusions).  Results also showed a 19.7-month improvement in median survival [49.0 months versus 29.3 months, p=0.03, hazard ratio, 0.74, 95% Confidence Interval (0.57-0.97)].

Another principal trial was a single-arm, multicenter, Phase II trial studying the effects of ERBITUX as a single-agent treatment.  The study analyzed 103 patients with recurrent or metastatic SCCHN not suitable for further local therapy and who had failed platinum-based chemotherapy.  ERBITUX was administered until disease progression or unacceptable toxicity.  The median number of doses was 11 (range 1-45 infusions).  Patients demonstrated a clinically meaningful objective response rate of 13 percent (95% Confidence Interval 7%-21%).  The median duration of response was 5.8 months (range 1.2-5.8 months).

Pretreatment assessment for evidence of EGFR expression is not required for patients with squamous cell carcinoma of the head and neck.

“This approval is a significant advancement for ImClone Systems and its partners,” said Joseph L. Fischer, Interim Chief Executive Officer, ImClone Systems Incorporated. “We continue to support a broad, evidence-based development plan for ERBITUX with the goal of fully demonstrating the therapy’s potential in treating human cancers.”

“ERBITUX represents an important new option for potentially thousands of patients fighting head and neck cancer, a serious disease for which there is significant unmet medical need,” said Peter R. Dolan, Chief Executive Officer, Bristol-Myers Squibb.  “These new indications for ERBITUX are another step forward in our company’s commitment to helping patients with cancer, and building on our decades-long legacy of researching, developing and providing innovative anti-cancer therapies to patients around the world.”

This is the second indicated tumor type for ERBITUX, previously approved by the FDA for use in combination with irinotecan for patients with EGFR-expressing metastatic colorectal cancer who are refractory to irinotecan therapy and as a single-agent for the treatment of EGFR-expressing metastatic colorectal cancer in patients who are intolerant to irinotecan therapy.  The effectiveness of ERBITUX for the treatment of EGFR-expressing metastatic colorectal cancer is based on objective response rates.  Currently, no data are available that demonstrate an improvement in disease-related symptoms or increased survival with ERBITUX for the treatment of EGFR-expressing metastatic colorectal cancer.

ERBITUX was granted approval by SwissMedic in December 2005 for use in combination with radiation in the treatment of patients with previously untreated advanced head and neck cancer.  A similar marketing application was recommended for approval by a European Medicines Agency scientific advisory panel.

About Head and Neck Cancer

According to the American Cancer Society, nearly 40,000 Americans were diagnosed with head and neck cancer in 2005, including cancers of the tongue, the rest of the mouth, the salivary glands and inside the throat, the voice box and the lymph nodes in the upper neck.   In addition, it is estimated that more than 11,000 Americans died from the disease last year.  Head and neck cancer most often affects people over the age of 50, and men are twice as likely to be diagnosed as women.  The most common risk factors are tobacco and excessive alcohol use.

About ERBITUX® (Cetuximab)

ERBITUX is a monoclonal antibody (IgG1 Mab) designed to inhibit the function of a molecular structure expressed on the surface of normal and tumor cells called the epidermal growth factor receptor (EGFR, HER1, c-ErbB-1).  In vitro assays and in vivo animal studies have shown that binding of ERBITUX to the EGFR blocks phosphorylation and activation of receptor-associated kinases, resulting in inhibition of cell growth, induction of apoptosis, and decreased matrix metalloproteinase and vascular endothelial growth factor production.  In vitro, ERBITUX can mediate antibody-dependent cellular cytotoxicity (ADCC) against certain human tumor types.  While the mechanism of ERBITUX’ anti-tumor effect(s) in vivo is unknown, all of these processes may contribute to the overall therapeutic effect of ERBITUX.  EGFR is part of a signaling pathway that is linked to the growth and development of many human cancers, including those of the head and neck, colon and rectum.

For full prescribing information, including boxed WARNINGS for ERBITUX, visit http://www.ERBITUX.com.

Important Safety Information

Grade 3/4 infusion reactions, rarely with fatal outcome (<1 in 1000), occurred in approximately 3% (46/1485) of patients receiving ERBITUX (Cetuximab) therapy, characterized by rapid onset of airway obstruction (bronchospasm, stridor, hoarseness), urticaria, hypotension, and/or cardiac arrest. Severe infusion reactions require immediate and permanent discontinuation of ERBITUX therapy.

Most reactions (90%) were associated with the first infusion of ERBITUX despite the use of prophylactic antihistamines. Caution must be exercised with every ERBITUX infusion as there were patients who experienced their first severe infusion reaction during later infusions.  A 1-hour observation period is recommended following the ERBITUX infusion.  Longer observation periods may be required in patients who experience infusion reactions.

Cardiopulmonary arrest and/or sudden death occurred in 2% (4/208) of patients with squamous cell carcinoma of the head and neck treated with radiation therapy and ERBITUX as compared to none of 212 patients treated with radiotherapy alone.  ERBITUX in combination with radiation therapy should be used with caution in patients with known coronary artery disease, congestive heart failure and arrhythmias.

Close monitoring of serum electrolytes, including serum magnesium, potassium, and calcium during and after Cetuximab therapy is recommended.

Severe cases of interstitial lung disease (ILD), which was fatal in one case, occurred in less than 0.5% of 774 patients with advanced colorectal cancer (mCRC) receiving ERBITUX. There was one case (n=796) of ILD reported in patients in head and neck clinical trials with ERBITUX.

In clinical studies of ERBITUX, dermatologic toxicities, including acneform rash, skin drying and fissuring, and inflammatory and infectious sequelae (eg, blepharitis, cheilitis, cellulitis, cyst) were reported. Severe (Grade 3/4) acneform rash was reported in 17% of 208 patients with head and neck cancer treated with ERBITUX plus radiation and in 1% of 103 patients treated with ERBITUX as a single agent as well as 11% of 774 patients with mCRC treated with ERBITUX. Sun exposure may exacerbate these effects. A related nail disorder, occurring in 12% (0.4% Grade 3) of patients, was characterized as a paronychial inflammation.

The incidence of hypomagnesemia (both overall and severe [NCI CTC Grades 3 & 4]) was increased in patients receiving ERBITUX alone or in combination with chemotherapy as compared to those receiving best supportive care or chemotherapy alone based on ongoing, controlled clinical trials in 244 patients. Approximately one-half of these patients receiving ERBITUX experienced hypomagnesemia and 10-15% experienced severe hypomagnesemia. Electrolyte repletion was necessary in some patients and in severe cases, intravenous replacement was required.

The safety of ERBITUX in combination with radiation therapy and cisplatin has not been established.  Death and serious cardiotoxicity were observed in a single-am trial with ERBITUX, delayed, accelerated (concomitant boost) fractionation radiation therapy, and cisplatin (100 mg/m2) conducted in patients with locally advanced squamous cell carcinoma of the head and neck.  Two of 21 patients died, one as a result of pneumonia and one of an unknown cause.  Four patients discontinued treatment due to adverse events.  Two of these discontinuations were due to cardiac events (myocardial infarction in one patient and arrhythmia, diminished cardiac output, and hypotension in the other patient).

Additional serious adverse events associated with ERBITUX in combination with RT in patients with head and neck cancer were mucositis (6%), radiation dermatitis (3%), confusion (2%) and diarrhea (2%). Additional serious adverse events associated with ERBITUX in mCRC clinical trials (N=774) were fever (5%), sepsis (3%), kidney failure (2%), pulmonary embolus (1%), dehydration (5% in patients receiving ERBITUX with irinotecan, 2% in patients receiving ERBITUX as a single agent), and diarrhea (6% in patients receiving ERBITUX with irinotecan, 0.2% in patients receiving ERBITUX as a single agent).

The overall incidence of late radiation toxicities (any grade) was higher in ERBITUX in combination with radiation therapy compared with radiation therapy alone. The following sites were affected: salivary glands (65%/56%), larynx (52%/36%), subcutaneous tissue (49%/45%), mucous membranes (48%/39%), esophagus (44%/35%), skin (42%/33%), brain (11%/9%), lung (11%/8%), spinal cord (4%/3%), and bone (4%/5%) in the ERBITUX and radiation versus radiation alone arms, respectively.

The incidence of Grade 3 or 4 late radiation toxicities were generally similar between the radiation therapy alone and the ERBITUX plus radiation therapy.

The most common adverse events seen in patients with carcinomas of the head and neck receiving ERBITUX in combination with radiation therapy (n=208) versus radiation alone (n=212) were mucositis-stomatitis (93%/94%), acneform rash (87%/10%), radiation dermatitis (86%/90%), weight loss (84%/72%), xerostomia (72%/71%), dysphagia (65%/63%), asthenia (56%/49%), nausea (49%/37%), constipation (35%/30%) and vomiting (29%/23%). The most common adverse events seen in patients receiving ERBITUX as a single agent (n=103) were acneform rash (76%), asthenia (45%), pain (28%), fever (27%) and weight loss (27%). The most common adverse events seen in patients receiving ERBITUX with irinotecan (n=354) or ERBITUX as a single agent (n=420) were acneform rash (88%/90%), asthenia/malaise (73%/48%), diarrhea (72%/25%), nausea (55%/29%), abdominal pain (45%/26%), vomiting (41%/25%), fever (34%/27%), constipation (30%/26%), and headache (14%/26%).

About ImClone Systems

ImClone Systems Incorporated is committed to advancing oncology care by developing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers.  The Company’s research and development programs include growth factor blockers and angiogenesis inhibitors.  ImClone Systems’ strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market.  ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved.  Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Many of these factors are beyond the company’s ability to control or predict.  Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.  For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

About Bristol-Myers Squibb

Bristol-Myers Squibb is dedicated to the discovery, development and exhaustive exploration of innovative cancer fighting therapies that extend and enhance the lives of patients living with cancer.  More than 40 years ago, Bristol-Myers Squibb built a unified vision for the future of cancer treatment.  With expertise, dedication and resolve, that vision led to the development of a diverse global portfolio of anti-cancer therapies that are an important cornerstone of care today.  Hundreds of scientists at Bristol-Myers Squibb’s Pharmaceutical Research Institute are studying ways to improve current cancer treatments and identify better, more effective medicines for the future.

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

#   #   #

Media and Investor Contacts:

Andrea Rabney Corporate Communications ImClone Systems Incorporated Tel: (646) 638-5058 Andrea.Rabney@imclone.com	Kathy Baum Media Bristol-Myers Squibb Tel: (609) 252-4227 Kathy.Baum@bms.com
Or
David Pitts Corporate Communications ImClone Systems Incorporated Tel: (646) 638-5058 David.Pitts@imclone.com	Madeline Malia Media Bristol-Myers Squibb Tel: (609) 252-3347 Madeline.Malia@bms.com
Or
Stefania Bethlen Corporate Communications ImClone Systems Incorporated Tel: (646) 638-5058 Stefania.Bethlen@imclone.com	John Elicker Investors Bristol-Myers Squibb Tel: (212) 546-3775 John.Elicker@bms.com